Exhibit 99.1

Radius Health Reports Fourth Quarter And Full Year 2014 Financial and Operating Results

•                  Management to host conference call today at 7:30 am ET

Waltham, Massachusetts — March 10, 2015 (GLOBE NEWSWIRE): Radius Health, Inc. (“Radius”) (Nasdaq:RDUS), a science-driven biopharmaceutical company focused on developing novel differentiated therapeutics for patients with osteoporosis as well as other serious endocrine-mediated diseases, including hormone responsive cancers, reported its financial results for the fourth quarter and full year ended December 31, 2014, and provided recent corporate highlights. As of December 31, 2014, Radius had cash, cash equivalents and marketable securities of $105.3 million, and in a public offering on January 28, 2015 raised an additional $158.6 million, net of underwriting discounts and estimated offering costs.

“Radius achieved a number of significant milestones in 2014 and early 2015, including our IPO, and two successful follow-on offerings,” said Robert Ward, President and Chief Executive Officer of Radius Health. “In addition, we recently announced the top- line results for our Phase 3 (“ACTIVE”) clinical trial evaluating the investigational drug abaloparatide-SC, a novel synthetic peptide analog or PTHrP, which demonstrated a statistically significant 86% reduction in new vertebral fractures in postmenopausal women with osteoporosis.  We believe we are on-track to submit an NDA in the United States and an MAA in Europe during the second half of 2015.  We are also very pleased to have begun recruitment for a Phase 1 study for the investigational drug RAD1901 to evaluate its potential in the treatment of metastatic breast cancer.  We are now turning our attention to engaging a global collaborator and preparing for regulatory review of abaloparatide-SC. Pending regulatory approval, these actions are expected to lead to commercial launch next year.”

Pipeline Update

Abaloparatide-SC

On March 5, 2015, Dr. Paul Miller, the Medical Director at the Colorado Center for Bone Research, presented the positive results of our Phase 3 ACTIVE clinical trial of the investigational drug abaloparatide-SC at a Late Breaker session at the ENDO meeting, the world’s largest meeting of endocrinologists.  Dr. Miller was a lead investigator in the ACTIVE trial, is an internationally recognized physician specializing in metabolic bone disease, and is considered to be a leading authority on bone biology and the treatment of osteoporosis. Previously, Radius reported positive top-line results from the 18-month ACTIVE clinical trial, in which abaloparatide-SC met the primary endpoint with a statistically significant 86% reduction in new vertebral fractures versus placebo, and in which teriperatide met the same endpoint with a statistically significant 80% reduction. On the secondary endpoints, as compared to placebo, abaloparatide achieved a statistically significant fracture-rate reduction of 43% in the adjudicated non-vertebral fracture subset of patients; a statistically significant reduction of 45% in the adjudicated clinical fracture group; and a significant difference in the time to first incident of non-vertebral fracture in both the adjudicated non-vertebral fracture and the clinical fracture subset of patients in this trial.

In addition to the Phase 3 ACTIVE clinical trial, the first six months of the extension clinical trial (“ACTIVExtend”) is designed to enable Radius to obtain 24 months of fracture data, as requested by the Food and Drug Administration (“FDA”). ACTIVExtend is a single 24-month extension study and the first six months will be combined with the Phase 3 ACTIVE results to provide 24-month data in the new drug application (“NDA”) to be submitted to the FDA. Patients from the abaloparatide-SC and placebo groups from the ACTIVE clinical trial were eligible to continue in ACTIVExtend, in which they are receiving an approved alendronate therapy for osteoporosis management.  Radius currently anticipates that the results from the first six months of the ACTIVExtend trial will be available in the second quarter of 2015, and believes that it is on-track for submission of an NDA for abaloparatide-SC to the FDA, and submission of a marketing authorization application (“MAA”) to the European Medicines Agency (“EMA”), in the second half of 2015, with regulatory action on the NDA and MAA anticipated in 2016.

The investigational drug abaloparatide-TD is a short wear time transdermal patch form of abaloparatide also under development. In December 2014, Radius announced that in preliminary, nonhuman primate pharmacokinetic studies, prototype A7 achieved a desirable pharmacokinetic profile, with comparable AUC, Cmax, Tmax and T1/2 relative to abaloparatide-SC. Radius expects to initiate the clinical evaluation of the optimized abaloparatide-TD patch in the second half of 2015, with the goal of achieving comparability to abaloparatide-SC. Radius holds worldwide commercialization rights to abaloparatide-TD technology.

Radius believes that abaloparatide is the most advanced PTHrP analog in clinical development for potential use in the treatment of osteoporosis and that, subject to regulatory review and approval, it could have the potential to provide advantages over other current standard of care treatments for osteoporosis.

RAD1901

In December 2014, Radius commenced a Phase 1 clinical trial of the investigational drug RAD1901 in the United States for potential use in the treatment of metastatic breast cancer. The Phase 1 study is a multicenter, open-label, two-part, dose-escalation study of RAD1901 in postmenopausal women with advanced estrogen receptor positive and HER2-negative breast cancer that is designed to determine the recommended dose for a Phase 2 study and includes a preliminary evaluation of the potential anti-tumor effect of RAD1901. Radius expects to report progress on this study in the first half of 2015 and to initiate an additional Phase 1 clinical trial in the European Union in 2015.

Radius believes there could be a significant therapeutic opportunity for RAD1901, as it may, subject to successful development, regulatory review and approval, offer possible advantages over the current standard of care for patients with metastatic breast cancer.

Radius is also developing RAD1901 at lower doses as a SERM, for potential use in the treatment of vasomotor symptoms. Historically, hormone replacement therapy (“HRT”) with estrogen or progesterone has been considered the most efficacious approach to relieving menopausal symptoms such as hot flashes. However, because of the concerns about the potential long-term risks and contraindications associated with HRT, Radius believes a significant need exists for new therapeutic treatment options to treat vasomotor symptoms. In a Phase 2 proof of concept study, RAD1901 at lower doses demonstrated a reduction in the frequency and severity of moderate and severe hot flashes. Radius intends to commence a Phase 2b clinical trial in vasomotor symptoms in the second half of 2015.

Radius is updating its guidance on its cash burn, and expects that its cash, cash equivalents and marketable securities as of December 31, 2014, together with the proceeds from its recent stock offering, will carry it into the fourth quarter of 2016 and through key milestones on abaloparatide and RAD1901.

Radius Expects The Following Upcoming Milestones

•                  Abaloparatide-SC

•                  Report the first six months of ACTIVExtend top-line fracture data and a full 24 months of fracture data in the second quarter of 2015.

•                  Submit an NDA and an MAA for abaloparatide-SC in the second half of 2015.

•                  Abaloparatide-TD

•                  Initiate the clinical evaluation of the optimized abaloparatide-TD patch in the second half of 2015.

•                  RAD1901

•                  Continue to recruit patients and open additional sites for our Phase 1 dose escalation study in metastatic breast cancer.

•                  Initiate Phase 1 clinical trials in the European Union for RAD1901 in metastatic breast cancer in 2015.

•                  Initiate a Phase 2b clinical trial for low-dose RAD1901 as a SERM for vasomotor symptoms in the second half of 2015.

Radius Expects To Make Presentations At The Following Upcoming Conferences:

•                 Bank of America Merrill Lynch Smid Cap Conference 2015, March 17-18, 2015, Four Seasons Hotel, Boston, MA.

•                  Bank of America Merrill Lynch 2015 Health Care Conference, May 11-14, 2015, Las Vegas, NV.

•                  ASCO 2015 Annual Meeting, May 29-June 2, 2015, Chicago, IL.

Recent Corporate Highlights

•                  On March 9, 2015, Radius announced that it had obtained the rights to develop and market RAD1901 in Japan from Eisai. On June 29, 2006, Radius had acquired the ex-Japan rights to RAD1901 and now has the full global rights to develop and commercialize this potential new therapy.

•                  On March 9, 2015, Radius also announced that Dinesh Purandare will join the company as Senior Vice President and Head of Global Oncology on March 18, 2015. Most recently, Mr. Purandare was Vice President and Project Head for Sanofi Oncology. Prior to that he led global Oncology Marketing for Sanofi.

•                  On March 5, 2015, Dr. Paul Miller, one of the lead investigators, presented the results of the Phase 3 ACTIVE clinical trial for the investigational drug abaloparatide-SC in the Late-Breaker session at ENDO.

•                  On March 2, 2015, Radius announced the appointment of Tony Rosenberg to its Board of Directors.  Mr. Rosenberg is a 35-year veteran of the pharmaceutical industry and in 2013 was appointed as Corporate Head of M&A and Licensing for Novartis International.  Most recently he was responsible for the Portfolio Transformation transactions undertaken by Novartis.

•                  On January 28, 2015, Radius completed an additional public offering of its common stock at a price of $36.75 per share, raising aggregate proceeds, net of underwriting discounts and estimated offering costs, of approximately $158.6 million.

•                  On December 21, 2014, Radius announced positive top-line results for the Phase 3 ACTIVE clinical trial evaluating the investigational drug abaloparatide-SC for potential use in the reduction of fractures in postmenopausal osteoporosis.  On the primary endpoint, abaloparatide-SC achieved a statistically significant 86% reduction of incident new vertebral fractures as compared to placebo.

•                  On November 3, 2014, Radius announced the appointment of Dr. Willard H. Dere to its Board of Directors. Dr. Dere was formerly the head of Global Development at Amgen, where he led the development program of Prolia.  Prior to his career at Amgen, Dr. Dere led the development of Evista and Forteo at Eli Lilly.

•                  On October 7, 2014, Radius completed an additional public offering of its common stock at a price of $18.25 per share, raising aggregate proceeds, net of underwriting discounts and offering costs, of approximately $53.4 million.

Fourth Quarter 2014 Financial Results

For the three months ended December 31, 2014, Radius reported a net loss of $18.0 million, or $0.55 per share, as compared to a net loss of $12.5 million, or $44.87 per share for the three months ended December 31, 2013.  The net loss per share calculation for the three months ended December 31, 2014 includes the impact of the conversion of Radius’ convertible preferred stock into common stock upon the completion of its initial public offering in June 2014.  The increase in net loss for the 2014 period as compared to the 2013 period was primarily due to an increase in general and administrative expenses, partially offset by a decrease in other income (expense), net.

Research and development expenses for the three months ended December 31, 2014 were $11.6 million, compared to $11.5 million for the same period in 2013. The increase for the 2014 period as compared to the 2013 period was primarily attributable to an increase in compensation and consulting costs, partially offset by a decrease in the costs associated with the abaloparatide-SC Phase 3 clinical trial as it neared completion.

General and administrative expenses for the three months ended December 31, 2014 were $5.6 million, compared to $2.2 million for the same period in 2013.  The increase for the 2014 period as compared to the 2013 period was primarily attributable to higher legal fees and consulting support costs, as well as higher compensation costs, including non-cash stock-based compensation expense.

For the three months ended December 31, 2014, other (expense) income, net, was $(4) thousand, as compared to $1.6 million for the same period in 2013.  Other (expense) income, net, has historically reflected changes in the fair value of Radius’ stock liability, other liability and warrant liability.

Full Year 2014 Financial Results

For the twelve months ended December 31, 2014, Radius reported a net loss of $62.5 million, or $4.04 per share, as compared to a net loss of $60.7 million, or $203.91 per share for the twelve months ended December 31, 2013.  The net loss per share calculation for the twelve months ended December 31, 2014 includes the impact of the conversion of Radius’ convertible preferred stock into common stock upon the completion of its initial public offering in June 2014.  The increase in net loss for the 2014 period was primarily due to a decrease in other income (expense), net and an increase in general and administrative expenses, partially offset by a decrease in research and development expenses.

Research and development expenses for the twelve months ended December 31, 2014 were $45.7 million, compared to $60.5 million for the same period in 2013. The decrease of $14.8 million for the 2014 period was primarily attributable to reduced costs associated with the abaloparatide-SC Phase 3 clinical trial as it neared completion, as well as lower costs incurred for the development of abaloparatide-TD, as a Phase 2 clinical trial was completed in September 2013.  These reduced costs were partially offset by an increase in the costs associated with the advancement of RAD1901.

General and administrative expenses for the twelve months ended December 31, 2014 were $13.7 million, compared to $6.8 million for the same period in 2013.  The increase for the 2014 period as compared to the 2013 period was primarily attributable to higher compensation costs, including non-cash stock-based compensation expense, as well as higher legal fees and consulting support costs.

For the twelve months ended December 31, 2014, other income (expense), net, was $(0.5) million, as compared to $9.1 million for the same period in 2013.  Other (expense) income, net, has primarily reflected changes in the fair value of Radius’ stock liability, other liability and warrant liability.

As of December 31, 2014, Radius had $105.3 million in cash, cash equivalents and marketable securities. On January 28, 2015, Radius raised an additional $158.6 million, net of underwriting discounts and estimated offering costs, in a public offering of its common shares.

Conference Call and Webcast

In connection with the earnings release, Radius Health will host a conference call and live audio webcast at 7:30 a.m. ET on Tuesday, March 10, 2015 to discuss the financial results, and give an update on the Company’s progress.

Conference Call Information:
Date: Tuesday, March 10, 2015
Time: 7:30 a.m. ET
Domestic Dial-in Number: 1-877-705-6003
International Dial-in Number: 1-201-493-6725
Live webcast: http://public.viavid.com/player/index.php?id=113278

For those unable to participate in the conference call or live webcast, a replay will be available beginning March 10, 2015 at 10:30 a.m. ET until March 24, 2015 at 11:59 p.m. ET. To access the replay, dial 1-877-870-5176. The replay passcode is 13602238.

A live audio webcast of the call will also be available on the Investors section of the Company’s website, www.radiuspharm.com. A webcast replay will be available for two weeks on the Radius website, www.radiuspharm.com.

About the Investigation Drug Abaloparatide

Radius’ investigational drug is a novel synthetic peptide analog of parathyroid hormone-related protein (PTHrP), a naturally occurring bone-building hormone that we believe has the potential to increase bone mineral density by stimulating new bone formation. Abaloparatide-SC is an investigational drug currently in Phase 3 development for potential use as a daily self-administered injection for the reduction of fracture risk in postmenopausal women with severe osteoporosis. Radius is also developing abaloparatide-TD, for potential use as a short wear-time transdermal patch designed to administer abaloparatide without the need for subcutaneous injection, based on 3M’s patented Microstructured Transdermal System technology.

About The Investigational Drug RAD1901

Radius is developing the investigational drug RAD1901 as a potential treatment for estrogen positive (ER-positive) cancers, like breast, ovarian or endometrial cancer. Currently, Radius is focusing our clinical research activities in breast cancer. The National Cancer Institute estimates that approximately 70% of breast cancers are ER-positive and may grow in response to exposure to estrogen. Endocrine therapy is intended to block the estrogen signal or reduce the production of estrogen

RAD1901 is an investigational, non-steroidal small molecule that is designed to selectively bind and degrade the estrogen receptor.  RAD1901 has demonstrated potent anti-tumor activity in xenograft models of ER-positive breast cancer in preclinical testing and complete suppression of the FES-PET signal in the first five healthy volunteers after six days of dosing in a maximum tolerated dose Phase 1 clinical study. In preclinical models thus far, RAD1901 has shown good tissue selectivity, does not appear to stimulate the uterine endometrium, and appears to protect against bone loss in an ovariectomy-induced osteopenia rat model. In vitro, treatment of human breast cancer cell lines with the investigational drug RAD1901 resulted in degradation of the ER and inhibition of both basal and estradiol-stimulated proliferation.

About Osteoporosis

According to the International Osteoporosis Foundation, it is estimated that over 200 million people worldwide suffer from osteoporosis causing more than 8.9 million fractures annually, or one every three seconds.

Breaking a bone is a serious complication of osteoporosis, especially when you’re older. Broken bones due to osteoporosis are most likely to occur in the hip, spine and wrist. Twenty percent of seniors who break a hip die within one year from problems related to the broken bone itself or surgery to repair it. Many of those who survive need long-term nursing home care.

There are two categories of osteoporosis medications: antiresorptive medications that slow bone loss and anabolic drugs that increase the rate of bone formation. Bisphosphonates, calcitonin, denosumab, estrogen and estrogen agonists/antagonists are antiresorptive medicines, and slow bone loss.

Teriparatide, a form of parathyroid hormone, is an anabolic drug, and is currently the only osteoporosis medicine approved by the FDA that rebuilds bone.

In 2014, global sales of osteoporosis therapies totaled $6.4 billion, $2.3 billion of which was for injectable drugs.  We estimate that the injectable drugs market could exceed $3.5 billion by 2019.

About Radius Health

Radius is a science-driven biopharmaceutical company developing novel differentiated therapeutics for patients with advanced osteoporosis as well as other serious endocrine-mediated diseases. Radius’ lead development candidate is the investigational drug abaloparatide (BA058) for subcutaneous injection, currently in Phase 3 development for the reduction of fracture risk in postmenopausal women with severe osteoporosis. The Radius clinical portfolio also includes an investigational abaloparatide transdermal patch for osteoporosis and the investigational drug RAD1901 for hormone driven, or hormone resistant, metastatic breast cancer. www.radiuspharm.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the sufficiency of our cash, cash equivalents and marketable securities, timing of the commercial launch of abaloparatide-SC, engaging a global collaborator for the commercial launch of abaloparatide-SC, the timing of announcements of data from our clinical trials for abaloparatide-SC, abaloparatide-TD and RAD1901, the timing of clinical trials for abaloparatide-TD and RAD1901, the progress of abaloparatide-SC and RAD1901 in the regulatory process with the U.S. Food and Drug Administration and the European Medicines Agency, each of the statements under the heading “Radius Expects The Following Upcoming Milestones”, upcoming events and presentations and the expected worldwide market opportunity for abaloparatide.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have no product revenues; our need for additional funding, which may not be available; we are not currently profitable and may never become profitable; restrictions imposed on our business by our credit facility, and risks related to default on our obligations under our credit facility; risks related to raising additional capital; our limited operating history; quarterly fluctuation in our financial results; our dependence on the success of abaloparatide-SC, and our inability to ensure that abaloparatide-SC will obtain regulatory approval or be successfully commercialized; risks related to clinical trials, including having most of our products in early stage clinical trials and uncertainty that results will support our product candidate claims; the risk that adverse side effects will be identified during the development of our product candidates; product candidates for which we obtain marketing approval, if any, could be subject to restrictions or withdrawal from the market and we may be subject to penalties; failure to achieve market acceptance of our product candidates; risks related to the use of our limited resources on particular product candidates and not others; delays in enrollment of patients in our clinical trials, which could delay or prevent regulatory approvals; the dependence of our drug development program upon third-parties who are outside of our control; the risk that a regulatory or government official will determine that third-parties with a financial interest in the outcome of the Phase 3 study of abaloparatide-SC affected the reliability of the data from the study; our reliance on third parties to formulate and manufacture our product candidates; failure to establish additional collaborations; our lack of experience selling, marketing and distributing products and our lack of internal capability to do so; failure to compete successfully against other drug companies; developments by competitors may render our products or technologies obsolete or non-competitive; risks related to the fact that our drugs may sell for inadequate prices or patients may be unable to obtain adequate reimbursement; the effects of product liability lawsuits on commercialization of our products; failure to comply with obligations of our intellectual property licenses; failure to protect our intellectual property or failure to secure necessary intellectual property related to abaloparatide-SC, abaloparatide-TD, RAD1901 and/or RAD140; our or our licensors’ inability to obtain and maintain patent protection for technology and products; risks related to our compliance with patent application and maintenance requirements; failure to protect the confidentiality of our trade secrets; risks related to our infringement of third parties’ rights; risks associated with intellectual property litigation, including expending substantial resources and distracting personnel from their normal responsibilities; risks associated with healthcare reform; our failure to comply with healthcare laws and regulations; our exposure to claims associated with the use of hazardous materials and chemicals; as we become involved in drug commercialization, risk related to our inability to successfully manage our growth and expanded operations; risks relating to business combinations and acquisitions; our reliance on key executive officers and advisors; our inability to hire additional qualified personnel; volatility in the price of our common stock; capital appreciation is the only source of gain for our common stock; risks related to increased costs and compliance initiatives associated with operating as a public company; our directors, executive officers and principal stockholders have substantial influence over us and could delay or prevent a change in control; future sales and issuances of our common stock could depress the price of our common stock; risks related to securities or industry analysts ceasing to publish research about us or publishing inaccurate or unfavorable information about us, which could cause the price of our common stock to decline; provisions in our charter documents and Delaware law that could discourage takeover attempts; and our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.  These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on March 10, 2015, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Condensed Balance Sheets

(Amounts in thousands, except share and per share amounts)

	December 31,	December 31,
	2014	2013

ASSETS
Current assets:
Cash and cash equivalents	$28,518	$12,303
Marketable securities	76,758	—
Prepaid expenses and other current assets	2,057	334
Total current assets	107,333	12,637
Property and equipment, net	842	76
Other assets	242	45
Total assets	$108,417	$12,758

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,292	$300
Accrued expenses and other current liabilities	18,267	22,007
Current portion of note payable, net of discount	—	13,005
Total current liabilities	20,559	35,312

Note payable, net of current portion and discount	24,394	—
Warrant liability	—	1,945

Series B-2 Convertible Preferred Stock, $.0001 par value; no shares and 655,000 shares authorized, no shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	—
Series B Convertible Preferred Stock, $.0001 par value; no shares and 980,000 shares authorized, no shares and 701,235 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	43,892
Series A-1 Convertible Preferred Stock, $.0001 par value; no shares and 1,000,000 shares authorized, no shares and 939,612 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	78,737
Series A-2 Convertible Preferred Stock, $.0001 par value; no shares and 983,213 shares authorized, no shares and 983,208 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	93,977
Series A-3 Convertible Preferred Stock, $.0001 par value; no shares and 142,230 shares authorized, no shares and 142,227 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	12,232
Series A-4 Convertible Preferred Stock, $.0001 par value; no shares and 4,000 shares authorized, no shares and 3,998 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	271
Series A-5 Convertible Preferred Stock, $.0001 par value; no shares and 7,000 shares authorized, no shares and 6,443 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	525
Series A-6 Convertible Preferred Stock, $.0001 par value; no shares and 800,000 shares authorized, no shares and 496,111 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	—	23,168
Stockholders’ equity (deficit):
Common stock, $.0001 par value; 200,000,000 shares and 100,000,000 shares authorized, 32,924,535 shares and 385,664 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	3	—
Additional paid-in-capital	407,720	—
Accumulated other comprehensive loss	(21)	—
Accumulated deficit	(344,238)	(277,301)
Total stockholders’ equity (deficit)	63,464	(277,301)
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$108,417	$12,758

Condensed Statement of Operations and Comprehensive Loss

(Amounts in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013

OPERATING EXPENSES:
Research and development	$11,567	$11,466	$45,719	$60,536
General and administrative	5,629	2,186	13,674	6,829
Loss from operations	(17,196)	(13,652)	(59,393)	(67,365)
OTHER (EXPENSE) INCOME:
Other (expense) income, net	(4)	1,620	(510)	9,085
Loss on retirement of note payable	—	—	(203)	—
Interest income	52	3	94	30
Interest expense	(814)	(502)	(2,467)	(2,440)
NET LOSS	$(17,962)	$(12,531)	$(62,479)	$(60,690)
OTHER COMPREHENSIVE LOSS, NET OF TAX:
Unrealized loss from marketable securities	(11)	—	(21)	—
COMPREHENSIVE LOSS	$(17,973)	$(12,531)	$(62,500)	$(60,690)
LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS - BASIC AND DILUTED:	$(17,962)	$(17,304)	$(71,479)	$(78,161)
LOSS PER SHARE:
Basic and diluted	$(0.55)	$(44.87)	$(4.04)	$(203.91)
WEIGHTED AVERAGE SHARES:
Basic and diluted	32,678,459	385,688	17,699,487	383,310

CONTACT: Investor Relations

Barbara Ryan

203-274-2825

Bryan@radiuspharm.com